May 15, 1996


International Business Machines
Corporation
One Old Orchard Road
Armonk, NY 10504

Dear Ladies and Gentlemen:

          I am Associate General Counsel of International Business Machines Corporation, a New York corporation (the "Company"), and am familiar with the shares (the "Shares") of Capital Stock, par value $1.25 per share, of the Company that have been delivered to TWG Holdings, Inc., a Delaware corporation ("TWG"), in connection with the Company's acquisition of substantially all the assets of TWG and will be delivered by TWG to its shareholders in connection with the winding up and dissolution of TWG.

          I have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate to enable me to render the opinions set forth below.

          Based upon the foregoing, I am of opinion as follows:

          (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of New York; and

          (2) The Shares delivered to TWG have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-3 relating to the Shares and to the reference to my name under the heading "Legal
Opinions" in the Prospectus forming a part of such Registration
Statement.


                                             Very truly yours,



                                             /s/ Peter M. Acton
                                             -----------------------------
                                                 Peter M. Acton
                                                 Associate General Counsel



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